Exhibit 10.2

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of April 25, 2019 (this “Amendment”), is entered into by and among Rush Truck Centers of Alabama, Inc., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Medium Duty Truck Centers of Colorado, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Georgia, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Tennessee, Inc., Rush Truck Centers of North Carolina, Inc., Rush Truck Centers of Idaho, Inc., Rush Truck Centers of Utah, Inc., Rush Truck Centers of Ohio, Inc., Rush Truck Centers of Kansas, Inc., Rush Truck Centers of Missouri, Inc., Rush Truck Centers of Virginia Inc., Rush Truck Centers of Indiana Inc., Rush Truck Centers of Illinois Inc., Rush Truck Centers of Nevada, Inc., Rush Truck Centers of Kentucky, Inc., RIG TOUGH, INC., LOS CUERNOS, INC., AIRUSH, INC., RUSH TRUCK LEASING, INC. AND RUSH ADMINISTRATIVE SERVICES, INC., each a Delaware corporation, Rush Truck Centers of Texas, L.P., a Texas limited partnership (collectively, the “Borrowers” and each individually, a “Borrower”), Rush Enterprises, Inc., a Texas corporation (“Holdings”), EACH LENDER PARTY HERETO and BMO HARRIS BANK N.A., in its capacity as administrative agent under the Loan Documents (in such capacity, the “Administrative Agent”).

RECITALS

A.     The Borrowers, Holdings, each other Loan Party party thereto from time to time, the financial institutions party thereto from time to time as lenders (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings indicated in the Credit Agreement, as amended hereby).

B.     The Borrowers have requested that the Lenders amend the Credit Agreement in certain respects and the Lenders signatory hereto have agreed to amend the Credit Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.     Amendments to Section 1.01. Section 1.01 (Defined Terms) of the Credit Agreement is amended by replacing the defined terms below in their entirety with the following:

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated total liabilities of Holdings and its Subsidiaries determined in accordance with GAAP as of such date to (b) Consolidated Net Worth as of such date. For the avoidance of doubt, liabilities of Holdings and its Subsidiaries do not include any obligation to pay or perform under the Canadian Guaranty with respect to any credit facility guaranteed thereby unless and until the obligations under such credit facility have become immediately due and payable.

“Floor Plan Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of April 25, 2019, by and among certain Subsidiaries of Holdings, as borrowers, Holdings, as the borrower representative, the lenders from time to time parties thereto and the Floor Plan Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Floor Plan Intercreditor Agreement.

“Immaterial Subsidiaries” means Subsidiaries of Holdings, other than any Loan Party, that do not own or operate and are not otherwise engaged in truck dealerships. As of the First Amendment Date, the Immaterial Subsidiaries are set forth on Schedule 1.01.

“Minimum Consolidated Net Worth” means, (i) with respect to any Fiscal Quarter ending on or prior to December 31, 2018, $711,933,000, and (ii) with respect to any Fiscal Quarter ending after December 31, 2018, the sum of (A) the Minimum Consolidated Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of the Consolidated Net Income for Holdings and its Subsidiaries with respect to Fiscal Quarter ended March 31, 2019 and 25% of Consolidated Net Income for Holdings and its Subsidiaries with respect to each Fiscal Quarter thereafter, and (2) zero. For example, if the Consolidated Net Income for Holdings and its Subsidiaries for the Fiscal Quarters ending March 31, 2019 and June 30, 2019 is $1,000,000 and $1,000,000, respectively, the Minimum Consolidated Net Worth for the Fiscal Quarter ending June 30, 2019 will be $712,683,000, equal to the Minimum Consolidated Net Worth for the Fiscal Quarter ending December 31, 2018 ($711,933,000) plus 50% of $1,000,000 ($500,000) and 25% of $1,000,000 ($250,000).

“Minimum Consolidated Tangible Net Worth” means, (i) with respect to any Fiscal Quarter ending on or prior to December 31, 2018, $529,727,500, and (ii) with respect to any Fiscal Quarter ending after December 31, 2018, the sum of (A) the Minimum Consolidated Tangible Net Worth for the immediately preceding Fiscal Quarter plus (B) the greater of (1) 50% of the Consolidated Net Income for Holdings and its Subsidiaries with respect to the Fiscal Quarter ended March 31, 2019 and 25% of Consolidated Net Income for Holdings and its Subsidiaries with respect to each Fiscal Quarter thereafter and (2) zero. For example, if the Consolidated Net Income for Holdings and its Subsidiaries for the Fiscal Quarters ending March 31, 2019 and June 30, 2019 is $1,000,000 and $1,000,000, respectively, the Minimum Consolidated Tangible Net Worth for the Fiscal Quarter ending March 31, 2019 will be $530,477,500, equal to the Minimum Consolidated Tangible Net Worth for the Fiscal Quarter ending December 31, 2018 ($529,727,500) plus 50% of $1,000,000 ($500,000) and 25% of $1,000,000 ($250,000).

“Obligations” means (a) all amounts owing by any Loan Party to the Administrative Agent, any Lender or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including all Letter of Credit Obligations, and including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party, or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, indemnification and reimbursement payments, fees, costs and expenses (including all fees, costs and expenses of counsel payable under Sections 11.04(a) and 11.04(b)) incurred in connection with this Agreement or any other Loan Document, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) all Credit Product Obligations; provided, that Obligations of a Loan Party shall not include its (i) Excluded Swap Obligations or (i) any obligation to pay or perform under the Canadian Guaranty.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. For the avoidance of doubt, (i) Rush Truck Centres of Canada Limited (“Rush Canada”), Holdings’ joint venture that operates truck dealerships in Ontario, Canada, shall not constitute a “Subsidiary” of Holdings, the Borrowers or any of their Subsidiaries for purposes of this Agreement unless and until Holdings, the Borrowers and/or their respective Subsidiaries own or control, directly or indirectly, more than 50% of the outstanding Voting Stock of Rush Canada, and (ii) each subsidiary of Rush Canada shall not constitute a “Subsidiary” of Holdings, the Borrowers or any of their Subsidiaries for purposes of this Agreement unless and until Holdings, the Borrowers and/or their respective Subsidiaries own or control, directly or indirectly, more than 50% of the outstanding Voting Stock of Rush Canada; provided that for purposes of this sentence, any arrangement whereby Holdings, the Borrowers or any of their Subsidiaries have the option or other right to acquire any or all of the remaining Voting Stock of Rush Canada shall not be deemed ownership or control of such remaining Voting Stock. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Unused Fee Rate” means a per annum rate equal to 0.20%.

2.     Amendments to Section 1.01. Section 1.01 (Defined Terms) of the Credit Agreement is further amended by inserting the following new defined terms in appropriate alphabetical order:

“Alternate Rate” has the meaning specified in Section 3.03(b).

“Bank of Montreal” means Bank of Montreal, a Canadian chartered bank, together with its successors and assigns.

“Canadian Guaranty” means a continuing, unsecured guaranty made by Holdings on the First Amendment Date in favor of Bank of Montreal guarantying obligations of Tallman Truck Center Limited and its subsidiaries, Tru-Nor Truck Centers Limited, Rush Truck Centers of Canada Limited and 2543377 Ontario Limited to Bank of Montreal; provided that the aggregate principal amount of Holdings’ obligations under the Canadian Guaranty shall not exceed CAN$250,000,000, plus interest, fees and expenses (including attorneys’ fees and court costs incurred by Bank of Montreal to enforce it rights with respect to the guaranteed obligations and its rights against Holdings under the Canadian Guaranty).

“First Amendment Date” means April 25, 2019.

“Permitted Floor Plan Repayment” has the meaning specified in Section 7.12.

“Permitted Third Party Financing” shall mean (i) Ford Motor Credit Financing and (ii) interest free financing provided by equipment manufacturers, their affiliated finance companies or other lenders that provide interest free financing pursuant to arrangements with equipment manufacturers; provided, in each case, that to the extent any Lien securing such interest free financing, or any UCC financing statement with respect to such Lien, covers any Collateral and would be prior to Administrative Agent’s Lien in such Collateral, such Liens securing such interest free financing are subject to an intercreditor or subordination agreement between the manufacturer, affiliate or other lender providing such financing and the Administrative Agent, which agreement is reasonably satisfactory to the Administrative Agent and provides, at a minimum, that the priority of the Lien of such manufacturer, affiliate or other lender providing such financing in each item of Collateral terminates upon payment to such manufacturer, affiliated finance company or other lender for such item.

3.     Amendment to Section 2.02(a). Section 2.02(a) of the Credit Agreement is amended by amending and restating the proviso of the last sentence of such Section in its entirety as follows:

; provided that upon any subsequent reinstatement of the availability of LIBOR Loans or the availability of Loans bearing interest at the Alternate Rate, all Base Rate Loans shall be automatically converted to LIBOR Loans or Loans bearing interest at the Alternate Rate, as applicable.

4.     Amendment to Section 3.03. Section 3.03 (Inability to Determine Rates) of the Credit Agreement is amended by amending and restating such Section in its entirety with the following:

(a)     Inability to Determine Rates. If the Administrative Agent or Required Lenders determine that for any reason in connection with any request for a LIBOR Loan or a continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such LIBOR Loan and with a term of one month, (ii) adequate and reasonable means do not exist for determining one month LIBOR with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan, or (iii) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)     Alternative Interest Rate. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and Holdings shall endeavor to establish an alternate rate of interest to the LIBOR Rate (the “Alternate Rate”) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.03(b), the obligation of the Lenders to make LIBOR Loans shall be suspended in accordance with Section 3.03(a). Notwithstanding anything in this Section 3.03(b) to the contrary, any amendment providing for the replacement of the LIBOR Rate with an alternative benchmark or reference rate of interest shall provide that in no event shall such benchmark or reference rate be less than zero for purposes of this Agreement.

5.     Amendment to Section 7.01(a). Section 7.01(a) (Quarterly Reports) of the Credit Agreement is amended by inserting the following new sentence at the end of such Section:

In addition to the foregoing, as long as any obligations remain outstanding under the Canadian Guaranty, Holdings shall use its commercially reasonable efforts to furnish or cause to be furnished to the Administrative Agent as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each year, a copy of the consolidated financial statements of Tallman Truck Centre Limited and its subsidiaries (including balance sheet and statement of income and retained earnings) for such fiscal quarter, prepared in accordance with generally accepted accounting principles in Canada, as in effect from time to time.

6.     Amendment to Section 7.01(b). Section 7.01(b) (Annual Reports) of the Credit Agreement is amended by inserting the following new sentence at the end of such Section:

In addition to the foregoing, as long as any obligations remain outstanding under the Canadian Guaranty, Holdings shall use its commercially reasonable efforts to furnish or cause to be furnished to the Administrative Agent as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the consolidated financial statements of Tallman Truck Centre Limited and its subsidiaries (including balance sheet and statement of income and retained earnings) for such year, prepared in accordance with generally accepted accounting principles in Canada, as in effect from time to time, and audited by independent auditors.

7.     Amendment to Section 7.12. Section 7.12 (Use of Proceeds) of the Credit Agreement is amended by amending and restating such Section in its entirety with the following:

7.12     Use of Proceeds. Use the proceeds of the Credit Extensions (i) to pay fees and expenses in connection with the Transactions and (ii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document. Notwithstanding anything to the contrary contained herein, the proceeds of the Credit Extensions shall not be used to make or pay, directly, any payment or other distribution of or in respect of principal of or interest on any Indebtedness or other obligation under the Floor Plan Loan Documents; provided that the Borrowers may, upon notice to and approval by the Administrative Agent, which approval is subject to the Administrative Agent’s sole discretion, use the proceeds of the Credit Extensions to prepay the Revolving Loans (as defined in the Floor Plan Credit Agreement, as in effect on the First Amendment Date) to the extent reasonably necessary to increase the then-limited capacity for advances under the Floor Plan Credit Agreement to purchase additional vehicle inventory (as defined in the UCC), including trailers and glider kits, of the Borrowers (each such prepayment, a “Permitted Floor Plan Repayment”), so long as (x) any such prepayment shall be applied to the New Equipment Loans and/or Used Equipment Loans (each as defined in the Floor Plan Credit Agreement, as in effect on the First Amendment Date) to pay down specific units of Collateral (as defined in the Floor Plan Credit Agreement, as in effect on the First Amendment Date) identified by the Borrowers and (y) such voluntary prepayment is permitted under the Floor Plan Credit Agreement. None of the proceeds of the Credit Extensions will be used, directly or indirectly, (a) in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the Federal Reserve Board as in effect on the date or dates of such Credit Extension and such use of proceeds, (b) to finance or refinance dealings or transactions by or with any Person that is described or designated in the Specially Designated Nationals and Blocked Persons List (the “SDN List”) of the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) or is otherwise a Person officially sanctioned by the United States of America pursuant to the OFAC Sanctions Program or (c) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Program, the PATRIOT Act or CISADA (collectively, the “Foreign Activities Laws”).

8.     Amendment to Section 8.01(q). Section 8.01(q) of the Credit Agreement is amended by amending and restating such Section in its entirety with the following:

(q)     Indebtedness consisting of Permitted Third Party Financing;

9.     Amendment to Section 8.02(q). Section 8.02(q) of the Credit Agreement is amended by amending and restating such Section in its entirety with the following:

(q)     Liens on the Collateral (i) securing the Floor Plan Debt, so long as such Liens are subject to the Floor Plan Intercreditor Agreement, (ii) securing the Frost Bank Debt, so long as such Liens are subject to the Frost Bank Subordination Agreement, (iii) securing the IBS Debt, so long as such Liens are subject to the IBS Intercreditor Agreement and (iv) securing Permitted Third Party Financing.

10.     Amendment to Section 8.08. Section 8.08 (Transactions with Affiliates) of the Credit Agreement is amended by amending and restating such Section in its entirety with the following:

8.08     Transactions with Affiliates. No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrowers that is not a Loan Party (including Guarantees with respect to any obligation of any such Affiliate), except for (x) transactions in the Ordinary Course of Business on a basis no less favorable in the aggregate to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrowers and (y) the Canadian Guaranty. No Group Member shall use proceeds of any Loan to make payments, directly or indirectly, to Bank of Montreal, in respect of the Canadian Guaranty or otherwise.

11.     Amendment to Section 8.09. Clause (v) of Section 8.09(a) (Prepayment of Indebtedness) of the Credit Agreement is amended by amending and restating such Clause in its entirety with the following:

(v)     optional payments or prepayments in respect of any Indebtedness (other than Subordinated Indebtedness to the extent contrary to the Subordination Provisions applicable thereto); provided that, as of the date of any such payment or prepayment and after giving effect thereto, the Payment Conditions are satisfied; provided, further, that (x) other than Permitted Floor Plan Repayments, no such payment or prepayment shall be permitted in respect of any Floor Plan Debt unless the Total Revolving Credit Outstandings (other than undrawn amounts of Letters of Credit) equal $0 after giving effect thereto and (y) the Borrowers shall not make any prepayments contemplated under Section 2.7(a) or 2.7(c) of the Floor Plan Credit Agreement (as in effect on the First Amendment Date) while any Credit Extension that has been used to make a Permitted Floor Plan Repayment remains outstanding.

12.     Amendment to Schedule 1.01. Schedule 1.01 (Immaterial Subsidiaries) of the Credit Agreement is amended by amending and restating such Schedule in its entirety with the Schedule attached as Exhibit A hereto.

B.     CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and Holdings and the Borrowers shall have no rights under this Amendment, until the Administrative Agent shall have received, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

1.     payment of all fees and expenses of the Administrative Agent (including reasonable fees, charges and disbursements of counsel to the Administrative Agent);

2.     duly executed signature pages to this Amendment from the Borrowers, Holdings, the Lenders and the Administrative Agent;

3.     a copy of the Floor Plan Credit Agreement, certified as true and correct by the Borrower Agent; and

4.     duly executed signature pages to that certain Consent Under Intercreditor Agreement, dated on or prior to the date hereof, from the Floor Plan Agent and the Administrative Agent, whereby the Administrative Agent consents, to the extent necessary under Section 4.1(e) of the Floor Plan Intercreditor Agreement, to the increase of the aggregate commitments available to the borrowers under the Floor Plan Credit Agreement to $1,000,000,000.

C. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Lenders and Administrative Agent that:

1.     Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite corporate or limited partnership power, as applicable, and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance in all material respects with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect, and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect. The Borrowers are engaged in the business of selling Inventory at retail.

2.     The execution, delivery and performance by each Loan Party of this Amendment (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect, or (D) result in the imposition of any Lien (other than a Lien securing the Obligations) upon any property of any Loan Party or any of its Subsidiaries, and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person.

3.     This Amendment has been duly executed and delivered to the other parties thereto by each Loan Party party hereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.     Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects and no Default or Event of Default has occurred and is continuing as of the date hereof.

D. OTHER AGREEMENTS

1.     Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents, including without limitation the grant of security interest contained in the Security Agreement, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2.     Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by all Borrowers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of its guarantee of all Obligations with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of any Borrower to the Lenders or any other obligation of any Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of any Borrower, the guarantee by the Guarantors of all Obligations (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor with respect to the Obligations as amended hereby.

3.     Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to the Lenders and Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

4.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

5.     No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or any other Loan Documents or an accord and satisfaction in regard thereto.

6.     Costs and Expenses. Borrowers agree to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

7.     Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, electronic transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

8.     Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

9.     Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS:

RUSH TRUCK CENTERS OF ALABAMA, INC.

RUSH TRUCK CENTERS OF ARIZONA, INC.

RUSH TRUCK CENTERS OF CALIFORNIA, INC.

RUSH MEDIUM DUTY TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF COLORADO, INC.

RUSH TRUCK CENTERS OF FLORIDA, INC.

RUSH TRUCK CENTERS OF GEORGIA, INC.

RUSH TRUCK CENTERS OF NEW MEXICO, INC.

RUSH TRUCK CENTERS OF OKLAHOMA, INC.

RUSH TRUCK CENTERS OF TENNESSEE, INC.

RUSH TRUCK CENTERS OF NORTH CAROLINA, INC.

RUSH TRUCK CENTERS OF IDAHO, INC.

RUSH TRUCK CENTERS OF UTAH, INC.

RUSH TRUCK CENTERS OF OHIO, INC.

RUSH TRUCK CENTERS OF KANSAS, INC.

RUSH TRUCK CENTERS OF MISSOURI, INC.

RUSH TRUCK CENTERS OF VIRGINIA INC.

RUSH TRUCK CENTERS OF INDIANA INC.

RUSH TRUCK CENTERS OF ILLINOIS INC.

RUSH TRUCK CENTERS OF NEVADA, INC.

RUSH TRUCK CENTERS OF KENTUCKY, INC.

RIG TOUGH, INC.

LOS CUERNOS, INC.

AIRUSH, INC.

RUSH TRUCK LEASING, INC.

RUSH ADMINISTRATIVE SERVICES, INC.

By:	/s/ W.M Rusty Rush
Name:	W.M Rusty Rush
Title:	President and Chief Executive Officer
of each of the foregoing entities

RUSH TRUCK CENTERS OF TEXAS, L.P.

By: Rushtex, Inc., a Delaware corporation

By:	/s/ W.M. Rusty Rush
Name:	W.M. Rusty Rush
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

HOLDINGS:

RUSH ENTERPRISES, INC.,
as Borrower Agent and a Guarantor

By:	/s/ W.M. Rusty Rush
Name:	W.M. Rusty Rush
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

BMO HARRIS BANK N.A.,
as Administrative Agent and a Lender

By:	/s/ Sarah E. Fyffe
Name:	Sarah E. Fyffe
Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Rhema Asaam
Name:	Rhema Asaam
Title:	SVP, Commercial Credit Officer

[Signature Page to First Amendment to Credit Agreement]

MASSMUTUAL ASSET FINANCE LLC,
as a Lender

By:	/s/ Donald Butler
Name:	Donald Butler
Title:	SVP

[Signature Page to First Amendment to Credit Agreement]

NYCB SPECIALTY FINANCE COMPANY, LLC, A WHOLLY OWNED SUBSIDIARY OF NEW YORK COMMUNITY BANK,
as a Lender

By:	/s/ Mark C. Mazmanian
Name:	Mark C. Mazmanian
Title:	First Senior Vice President

[Signature Page to First Amendment to Credit Agreement]

FROST BANK,
as a Lender

By:	/s/ Lane Allen
Name:	Lane Allen
Title:	Senior Vice President

[Signature Page to First Amendment to Credit Agreement]

EXHIBIT A

IMMATERIAL SUBSIDIARIES

Immaterial Subsidiaries

Rushtex, Inc.	General Partner of Rush Truck Centers of Texas, L.P.
Rushco, Inc.	Limited Partner of Rush Truck Centers of Texas, L.P.
Rush Real Estate Holdings, Inc.	Owns corporate headquarters
International General Agency	Insurance Agency that sells insurance to truck owners
Rush Retail Centers, Inc.	Inactive
Associated Acceptance, Inc.	Owned by International General Agency above
Associated Acceptance of Florida, Inc.	Owned by International General Agency above
Associated Acceptance of Oklahoma, Inc.	Owned by International General Agency above
Advance Premium Finance, Inc.	Owned by International General Agency above
Associated Acceptance of Georgia, Inc.	Owned by International General Agency above
Idealease of Chicago LLC	Owns an Idealease franchise in Chicago, IL
Natural Gas Fuel Systems, Inc.	Manufactures and sells CNG fuel tanks
Rush Accessories Corp.	Sells chrome truck accessories under the brand “Chrome Country”
Central California Truck and Trailer Sales, LLC[1]	Used truck dealer
Rush Logistics, Inc.	Provides transportation brokerage services for Rush vehicles
Truck & Trailer Finance, Inc.	Provides financing for certain customers
Commercial Fleet Technologies, Inc.	Operates an online parts marketplace
RTC Nevada LLC	No revenue
1187394 B.C. Ltd.	Owns 50% equity interest in Rush Truck Centres of Canada Limited
Rush Truck Centers do Brasil Participacoes LTDA	No revenue

1 Joint Venture 50% owned by Rush Administrative Services, Inc.